UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2007

Fushi International, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-19276	13-3140715
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

1 Shuang Qiang Road, Jinzhou, Dalian, People’s Republic of China 116100
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (011) 86-411-8770-3333

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

The Registrant completed its acquisition of Copperweld Holdings, LLC and subsidiaries on October 29, 2007. This amendment to the Form 8-K filed on October 31, 2007, (1) provides the financial statement information required by Item 9.01 of Form 8-K, which was excluded from the initial filing in reliance on Items 9.01(a)(4) of Form 8-K and (2) includes the information originally described in Item 8.01 Other Events of that report as Item 2.01 Completion of Acquisition or Disposition of Assets herein.
Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 29, 2007, the Company finalized the transactions contemplated by the previously announced LLC Membership Interest Purchase Agreement (the “Acquisition Agreement”) dated September 25, 2007, with David S. Jones (the “Seller”), pursuant to which the Company purchased all of the issued and outstanding membership interests of Copperweld Holdings, LLC (“Copperweld”), the sole member of Copperweld Bimetallics, and all of the issued and outstanding membership interests of International Manufacturing Equipment Suppliers, LLC (“IMES”). Copperweld and IMES are involved in the copper bimetallic wire manufacturing and strand producing business. The purchase price was approximately $22.5 million, which includes approximately $8.0 million of debt that the Company assumed. The Company financed the transaction with proceeds from the recently announced private placement of new Company common stock.

In connection with the closing, the Company entered into the employment agreements with John Christopher Finley and James A. Todd as further described above. Both Messrs. Finley and Todd were executives of Copperweld Bimetallics, Copperweld’s subsidiary.

Item 9.01     Financial Statements and Exhibits

The audited consolidated financial statements of Copperweld Holdings, LLC and subsidiaries as of September 30, 2007 and December 31, 2006 and the related consolidated statements of operations and comprehensive income (loss) and member’s equity and cash flows for the nine months ended September 30, 2007 and for the period from inception, April 29, 2006 through December 31, 2006, and the related notes and report of the independent registered public accounting firm related thereto are filed as Exhibit 99.1 to this Current Report on Form 8-K/A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 14, 2008

FUSHI INTERNATIONAL, INC.

	By:	/s/ Chris Wenbing Wang
Chris Wenbing Wang
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Consolidated Audited Financial Statements of Copperweld Holdings, LLC.